Exhibit 99.1

FOR IMMEDIATE RELEASE

February 22, 2018

TEGNA Board Elects Howard Elias as New Chairman, Stuart Epstein as New Director

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today announced that Howard D. Elias has been elected as non-executive chairman of the board. Elias will replace Marjorie Magner who is retiring after serving as a director of the company since 2006 and as chairman since 2011. Elias will assume the chairman role immediately following the company’s 2018 Annual Meeting of Shareholders on April 26.

The company also announced today that Stuart J. Epstein, most recently co-managing partner at Evolution Media and former executive vice president and chief financial officer of NBCUniversal, has been elected to TEGNA’s Board of Directors, effective immediately.

“It has been an honor to serve as chairman and help lead TEGNA through some of the most significant and transformative years in the company’s history,” said Magner. “I am proud of all that we accomplished and the impact we continue to make in the communities we serve. I know the company is in good hands with Howard, Dave, the rest of the Board and our dedicated and innovative employees working to move

TEGNA forward.”

“Marge truly loves TEGNA and our company would not be where we are today without her many years of leadership, vision and unwavering commitment. She became chairman during a very challenging time in our industry and helped lead an impressive transformation, creating the TEGNA of today. I want to thank Marge for everything she has done for our company and for the faith she placed in me as CEO. Her guidance and support have been invaluable to me since becoming CEO. I wish her a healthy and happy retirement,” said Dave Lougee, president and CEO, TEGNA. “I look forward to working with Howard as we embark on this next chapter together. We will continue to serve TEGNA’s communities while creating value for shareholders and our audiences.”

Elias currently serves as president of Dell Services, Digital and IT. He oversees technology and deployment services, consulting services, global support services, education services, global Centers of Excellence, the IT organization, Dell Commerce Services, and Virtustream. Previously, Elias was president and chief operating officer, EMC Global Enterprise Services, responsible for setting the strategy, driving execution and creating best practices for services that enabled customers’ digital transformation and data center modernization. Elias has served on TEGNA’s Board of Directors since 2008 and currently is chair of the executive compensation committee.

“For the past six years, I have seen up close the immeasurable impact Marge has had on our company. She has been invaluable throughout TEGNA’s transformation and has always done what’s best for our employees, customers and communities. I know I have big shoes to fill. I want to thank Marge for her many years of outstanding service to TEGNA and wish her well,” said Elias. “I am honored to build on Marge’s legacy and look forward to working with Dave and his leadership team, our Board and employees to serve our customers, shareholders and the greater good of our communities.”

Epstein most recently served as co-managing partner at Evolution Media, the merchant bank of Creative Artists Agency (CAA). Previously, Epstein was executive vice president and chief financial officer of

NBCUniversal, where he oversaw the company’s financial planning and operations, strategic business initiatives, and real estate efforts. He also spent 23 years at Morgan Stanley, where he was managing director and global head of the Media & Communications Group and a member of the management committee of the Investment Banking Division.

Epstein received his BS from the Wharton School of Business at the University of Pennsylvania, and his MBA from the Graduate School of Business at Stanford University.

“Stuart’s combination of media, technology and financial experience will help TEGNA successfully navigate the opportunities that lie ahead. Stuart is well-known and well-liked within the financial community and his counsel and expertise will help ensure TEGNA is innovating, transforming and creating value for shareholders,” said Magner.

“Stuart knows our industry well and has extensive transaction and strategic experience at a large media company. As TEGNA continues to examine strategic opportunities for organic and inorganic growth, Stuart will be an important voice helping guide our company forward,” said Lougee.

With Epstein’s election, TEGNA has 12 directors.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 47 television stations and two radio stations in 39 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and approximately 35 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com